200 Munsonhurst Road

Franklin, NJ 07416

SUSSEX BANCORP CORRECTS INFORMATION

RELATING TO ITS RIGHTS OFFERING

FRANKLIN, NEW JERSEY – June 28, 2013 – Sussex Bancorp (the “Company”) (NasdaqGM: SBBX), the holding company for Sussex Bank (the “Bank”) today announced a correction to the subscription ratio included in its earlier press release relating to the launch of its rights offering of up to 1,198,300 shares of common stock to existing shareholders as part of its $7.2 million capital raise.

Under the terms of the rights offering, all shareholders of record as of May 31, 2013, will be granted one subscription right to purchase .35 share of the Company’s common stock at a subscription price of $6.00 per whole share for every share owned on the record date. The Company’s earlier press release inadvertently stated that each shareholder would receive a subscription right to purchase one share of the Company’s common stock.

Each shareholder of record will receive an information packet that explains the rights offering. Shareholders with specific questions are urged to contact American Stock Transfer and Trust Company, the subscription agent, at (800) 937-5449 or AST Phoenix Advisors, the Information Agent, at (877) 478-5038.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders. You may also request a copy of the prospectus by contacting the information agent for the rights offering, AST Phoenix Advisors at (877) 478-5038.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SVP/CFO

973-827-2914